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                                                                 Exhibit 23


                   Letterhead of Kenny S&P Evaluation Services
                      (a division of J.J. Kenny Co., Inc.)


                                  June 25, 2002


Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102


                      Re:      National Municipal Trust
                               Post-Effective Amendment No. 6
                               Series 184
                               -------------------------------


Gentlemen:

    We have examined the post-effective Amendment to the Registration Statement File No. 33-65305 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

    In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

    You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                                             Sincerely,



                                                             Frank A. Ciccotto
                                                             Frank A. Ciccotto
                                                             Vice President